EXHIBIT 10.1b
      BUSINESS LOAN AGREEMENT BETWEEN APOLLO GROUP, INC.
         AND WELLS FARGO BANK, NATIONAL ASSOCIATON


October 20, 1997



Mr. James W. Hoggatt
Vice President Finance/CFO
Apollo Group, Inc.
4615 E. Elwood Street
Phoenix, AZ  85040

Dear Jim:

This letter is to confirm that Wells Fargo Bank, National Association ("Bank"), subject to all terms and conditions contained herein, has agreed to make available to Apollo Group, Inc. a revolving line of credit under which Bank will make advances to Borrower from time to time up to and including January 1, 1999, not to exceed at any time the maximum principal amount of Ten Million Dollars ($10,000,000.00) ("Line of Credit"), the proceeds of which shall be used for general corporate purposes.

LINE OF CREDIT:

LETTER OF CREDIT SUBFEATURE. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Million Five Hundred Thousand Dollars($2,500,000.00). Each Letter of Credit shall be issued for a term as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.

BORROWING AND REPAYMENT. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

INTEREST/FEES:

INTEREST. The outstanding principal balance of the Line of Credit shall bear interest (i) at a rate per annum equal to the Prime Rate in effect from time to time or (ii) at a fixed rate per annum determined by Bank to be 1.25% above LIBOR in effect on the day of advance and continuing for 1,2,3 or 6 months as designated by Borrower.

COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days elapsed, and shall be payable at the times and place set forth in any promissory note or other document executed by Borrower to evidence any extension of credit by Bank.

UNUSED COMMITMENT FEE. Borrower shall pay to Bank a fee equal to one eighth percent (.125%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears.

LETTER OF CREDIT FEES. Borrower shall pay to Bank (a) fees upon the issuance of each Letter of Credit equal to one percent (1.0%) per annum, computed on the basis of a 360-day year, actual days elapsed, of the face amount thereof, ($500.00 minimum), and (b) fees upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

CONDITIONS PRECEDENT:

Prior to Bank's extension to Borrower of any credit contemplated by this letter, all of the following shall have occurred:

LOAN DOCUMENTS. Borrower shall have executed and delivered to Bank, any and all promissory notes, contracts, instruments and other documents, including without limitation a comprehensive loan agreement, required by Bank to evidence Bank's extension of credit pursuant to the terms and conditions of this letter, all of which shall be in form and substance satisfactory to Bank and shall include, in addition to the terms and conditions of this letter, such representations, warranties, conditions, covenants, events of default and other provisions as Bank deems appropriate.

FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

CREDIT CHECKS. Bank shall have conducted and shall be satisfied with the results of credit checks on Borrower and all other persons and entities which directly or indirectly own or control
Borrower.

INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

COVENANTS:

The loan agreement required by Bank shall include such covenants as Bank may require, which may include, without limitation, (a) covenants obligating Borrower, and all subsidiaries of Borrower, to: provide financial statements; preserve and maintain its facilities; maintain insurance; pay taxes and other indebtedness when due; notify Bank of litigation; and maintain Borrower's financial condition at levels and in accordance with standards acceptable to Bank; and (b) covenants restricting the ability of Borrower, and all subsidiaries of Borrower, to: invest in fixed assets; incur lease obligations; borrow from others; create or permit liens on assets; merge; change the nature of Borrower's business; sell a substantial part of Borrower's assets; make loans or investments; pay dividends or redeem stock; or guaranty debts of others.

Without limiting the covenants which Bank may require in the loan agreement with Borrower, Bank has determined that such document will include Borrower's agreement:

FINANCIAL STATEMENTS. To provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 120 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement and statement of cash flows;

(b) not later than 120 days after and as of the end of each fiscal year, a combining financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement;

(c) not later than 45 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flows;

(d) contemporaneously with each annual and quarterly financial statement of Borrower, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute a default;

(e) from time to time such other information as Bank shall reasonably request.

LITIGATION. To promptly give notice in writing to Bank of any litigation pending or threatened against Borrower having a material effect on the financial condition of Borrower.

FINANCIAL CONDITION. To maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices
(except to the extent modified by the definitions herein):

(a) Total Liabilities divided by Tangible Net Worth not at any time greater than 1.25 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

(b) Quick Ratio not at any time less than 1.2 to 1.0, with "Quick Ratio" defined as the aggregate of cash, restricted cash, short term investments and receivables convertible into cash divided by total current liabilities.

(c) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, and pre-tax profit not less than $1.00 on a quarterly basis, determined as of each fiscal quarter end.

DELIVERY OF CORRESPONDENCE BY AND BETWEEN BORROWER AND NORTH CENTRAL ASSOCIATION OF COLLEGES AND SCHOOLS. To comply with all "Obligations of Affiliation" as prescribed by the North Central Association of Colleges and Schools with respect to the University of Phoenix, Western International University and any other subsidiary accredited by the North Central Association of Colleges and Schools and promptly deliver to Bank a certified copy of all correspondence regarding potential or actual probationary actions taken by the North Central Association of Colleges and Schools, or any other accreditation commission.

OTHER INDEBTEDNESS. Not to create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except
(a) trade payables incurred in the ordinary course of business,
(b) the liabilities of Borrower to Bank, (c) liabilities resulting from guaranty associated with Union Bank Campus Card Program, (d) Permitted Non-Bank Indebtedness, defined as purchase money obligations in connection with the acquisition of real and personal property, seller carryback financing and permitted mergers and acquisitions, not to exceed $5,000,000.00 in the aggregate in any fiscal year, and (e) any other existing liabilities disclosed by Borrower to, and deemed acceptable by, Bank prior to Bank's extension of any credit to Borrower.

MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Not to merge into or consolidate with any other entity; nor to make any substantial change in the nature of Borrower's business as presently conducted; nor to acquire all or substantially all of the assets of any other entity; nor to sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business, except that
(i) any subsidiary of Borrower may merge into or transfer assets to Borrower, and (ii) Borrower may purchase or acquire the assets or capital stock of an unrelated person , provided that: (a) the total consideration paid by Borrower is not more than $10,000,000.00 in the aggregate in any fiscal year and (b) Borrower or wholly owned subsidiary is the surviving entity of any such merger or acquisition.

GUARANTIES. Not to guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor to pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except
(a) any of the foregoing in favor of Bank and (b) guaranty associated with Union Bank Campus Card Program.

LOANS, ADVANCES, INVESTMENTS. Not to make any loans or advances to or investments in any person or entity, except any of the foregoing disclosed by Borrower to, and deemed acceptable by, Bank prior to Bank's extension of any credit to Borrower.

DIVIDENDS, DISTRIBUTIONS. Not to declare or pay any cash dividends or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding; nor to redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding. Notwithstanding the foregoing, Borrower shall be permitted to pay
(i) intercompany dividends, provided said dividends have not effect whatsoever on Borrower's consolidated stockholder's equity, and (ii) non-cash dividends including but not limited to intercompany non-cash dividends and non-cash dividends to facilitate stock splits.

PLEDGE OF ASSETS. Not to mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank (b) purchase money security interests in real or personal property to secure permitted purchase money indebtedness incurred by Borrower (c) liens incurred in connection with permitted seller carryback financing of property acquired by Borrower (d) liens then existing and relating to indebtedness assumed by Borrower in connection with permitted mergers or acquisitions, and (e) any other liens disclosed by Borrower to, and deemed acceptable by, Bank prior to Bank's extension of any credit to Borrower.

CHANGE IN CONTROL. Not permit a change in control, defined as the acquisition by any person of more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower.

LOSS OF ACCREDITATION. Not permit any action that would cause accreditation to be denied by the North Central Association of Colleges and Schools with respect to the University of Phoenix, Western International University and any other subsidiary accredited by the North Central Association of Colleges and Schools.

ADDITIONAL TERMS AND PROVISIONS:

Whether or not any credit is extended to Borrower or a loan agreement or any other documents are agreed to and executed, Borrower shall be liable for and shall pay to Bank, immediately upon demand, the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel) expended or incurred by Bank in connection with the negotiation and/or preparation of this letter, any such loan agreement, and any other contracts, instruments and documents required hereunder or thereunder, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

This letter shall be governed by and construed in accordance with the laws of the State of Arizona. Upon the demand of any party, any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, arising under or in any way pertaining to this letter or any extensions of credit or other activities, transactions or obligations of any kind related hereto, shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with the AAA Commercial Arbitration Rules and the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision herein. Bank's current standard provision governing arbitration of disputes is deemed incorporated herein as though set forth in full and shall be included in full in the loan agreement and/or other contracts, instruments and documents required hereby. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration.

The commitment set forth herein is personal to Borrower and may not be transferred or assigned without the prior written consent of Bank.

Bank reserves the right to terminate this commitment at any time prior to receipt by Bank of a copy of this letter executed below by Borrower.

Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions. Unless accepted or terminated, this commitment shall expire on October 31, 1997. If the loan documentation required by Bank hereunder is not completed and the credit contemplated hereby has not been extended by Bank to Borrower for any reason by November 30, 1997, then this commitment shall expire on said date.

Sincerely,


/s/ Karen L. Maher

Karen L. Maher
Vice President


Acknowledged and accepted as of October 21, 1997:

APOLLO GROUP, INC.

By: /s/ James W. Hoggatt
    --------------------

Title: Vice President of Finance and
       Chief Financial Officer
       -----------------------------